Exhibit 99.1
February 18, 2009
Friedman Industries, Incorporated (AMEX- Trading symbol: FRD)
Dateline: Houston, Texas
FOR IMMEDIATE RELEASE
FRIEDMAN INDUSTRIES, INCORPORATED DISCUSSES U.S. STEEL’S IDLING OF ITS LONE STAR PLANT AND IMPACT ON THE COMPANY
As discussed in the Company’s Quarterly Report on Form 10-Q filed on Friday, February 13, 2009, with the Securities and Exchange Commission, U.S. Steel Tubular Products, Inc., an affiliate of United States Steel Corporation, is the Company’s primary supplier of tubular products and coil material used in pipe manufacturing and is a major customer of the Company’s finished tubular goods. On February 13, 2009, U.S. Steel reported that it is temporarily idling its plant at Lone Star, Texas, due to weak market conditions. U.S. Steel’s announcement also indicates that the idling is not permanent and that U.S. Steel will bring the plant back online as necessary to meet demand. As a result of this action by U.S. Steel, pending further developments, the Company currently expects to receive limited or possibly no orders from U.S. Steel for API pipe as well as diminished or possibly no supply of reject pipe from U.S. Steel. If the idling of the U.S. Steel plant in Lone Star, Texas, continues for a significant period of time, the loss of U.S. Steel as a supplier and customer could have a material adverse effect on the Company’s business. In the short term, the Company intends to downsize its operations to a level commensurate with current market conditions.
For further information, please contact Mr. Ben Harper, Senior Vice President-Finance at 713-672-9433.